Exhibit 2.6

FIFTH AMENDMENT TO REAL ESTATE PURCHASE CONTRACT

THIS FIFTH AMENDMENT TO REAL ESTATE PURCHASE CONTRACT (the “Fifth Amendment”) is attached to and made a part of that certain Real Estate Purchase Contract effectively dated February 9, 2006, by and between CNLR DC ACQUISITIONS I, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership (hereinafter referred to as “Purchaser”), as amended by (i) the Amendment to Real Estate Purchase Contract dated February 14, 2006, (ii) the Second Amendment to Real Estate Purchase dated February 15, 2006, (iii) the Third Amendment to Real Estate Purchase dated April 18, 2006, and (iv) the Fourth Amendment to Real Estate Purchase dated May 10, 2006 (as amended, the “Agreement”).

WITNESSETH:

WHEREAS, Seller and Purchaser have heretofore entered into the Agreement, whereby Purchaser agreed to purchase that certain real and personal property located at 601 and 701 South 12th Street, Arlington, Virginia as more particularly described therein (collectively referred to herein as the “Property”), and Seller agreed to sell the Property to Purchaser on the terms and conditions set forth therein; and

WHEREAS, Seller and Purchaser desire to modify certain terms of the Agreement for their mutual benefit as set forth below.

NOW, THEREFORE, for and in consideration of the premises, the payment of Ten and No/100 ($10.00) Dollars in hand paid by Purchaser to Seller, the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties thereto, the parties hereto do hereby covenant and agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Master Servicer’s Consent. Purchaser hereby waives its right to terminate the Agreement for failure to receive Master Servicer’s Consent prior to expiration of the Lender Approval Period. Notwithstanding the forgoing, provided that Purchaser performs all obligations of Purchaser set forth in the Conditional Approval Letter issued by Master Servicer dated April 7, 2006 (the “Approval Letter”) (acknowledging that certain conditions set forth in Approval Letter require performance by parties other than Purchaser), the performance by Master Servicer under its agreement to allow assumption of the Wachovia Loan Documents by Purchaser shall continue to be a condition precedent to Purchaser’s obligation to close under the Agreement.

3. Counterparts. This Fifth Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party, which may be by facsimile.

4. Capitalized terms. Capitalized terms used in this Fifth Amendment shall, unless otherwise defined, have the meaning ascribed to them in the Agreement.

5. No Other Amendment. Except as herein amended, the terms and conditions of the Agreement remain in full force and effect. In the event of a conflict between the terms and conditions of this Fifth Amendment and the terms and conditions of the Agreement, the terms and conditions contained in this Fifth Amendment shall control.

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IN WITNESS WHEREOF, Purchaser and Seller have caused this Fifth Amendment to be executed and effective as of May 12, 2006.

“SELLER”

CNLR DC ACQUISITIONS I, LLC, a Delaware limited liability company

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Its:	Manager
Date:	May 12, 2006

“PURCHASER”

BROOKFIELD FINANCIAL PROPERTIES, L.P., a Delaware limited partnership

By:	Brookfield Financial Properties, Inc., a Delaware corporation, its managing general partner

By:	/s/ Brett Fox
Name:	Brett Fox
Its:	Senior Vice President
Date:	May 12, 2006